EXHIBIT 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN REPORTS FOURTH QUARTER AND YEAR END 2010 RESULTS

Chapel Hill, N.C., March 9, 2011 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced results for the fourth quarter and year ended December 31, 2010. The Company reported record revenues and net income for the fiscal year ended 2010.

Corporate Highlights

•	VIMOVO™ (naproxen and esomeprazole magnesium) delayed release tablets, was approved by the U.S. Food and Drug Administration (FDA) in April 2010 and launched in the third quarter.

•
VIMOVO 500/20 mg modified-release tablets were granted positive agreement for approval in 23 countries across the European Union. Under the terms of the agreement with AstraZeneca, POZEN received a $25.0 million milestone payment in December for the marketing and pricing approval in the United Kingdom, the first major ex-U.S. territory.

•
Treximet® (sumatriptan and naproxen sodium) royalty revenue was $15.7 million in 2010 versus $4.3 million in 2009, due to an increase in royalty rate from 5% to 18%, as sales were approximately flat year-over-year as expected. VIMOVO royalty revenue was $0.5 million in 2010 as launch promotions significantly affected the net sales of VIMOVO.

•
The Company has begun to publish PA data, beginning with the presentation of Phase 1 data on PA32540, its integrated aspirin therapy, at the American Heart Association Scientific Sessions in Chicago in November 2010.  PA32540 is currently in Phase 3.

•	The Company received a non-taxable grant of $733,000 in the fourth quarter under the Patient Protection and Affordable Care Act as reimbursement of costs on three of its development programs.

•
The trial against three generic companies seeking to market a generic version of Treximet before the expiration of our patents was conducted in October 2010 before Judge Leonard Davis in the U.S. District Court for the Eastern District of Texas.  A decision in the case is pending and while there is no deadline, we hope to have a verdict in the next few months.

Fourth Quarter Results

For the fourth quarter of 2010, POZEN reported revenue of $29.0 million, resulting from a $25.0 million milestone payment for the marketing and pricing approval of VIMOVO in the United Kingdom, and royalty on sales of Treximet of $4.0 million. For the fourth quarter of 2009, the Company reported total revenue of $4.2 million, resulting from the amortization of upfront payments received pursuant to the collaboration agreement with AstraZeneca of $3.1 million, and royalties of $1.1 million on sales of Treximet.

Operating expenses for the fourth quarter of 2010 totaled $11.4 million as compared to $10.7 million for the comparable period in 2009. The higher operating expenses in the fourth quarter of 2010 were primarily due to increases in costs associated with the PA32540 development program, ongoing patent litigation expenses and pre-commercialization costs for PA32540.

The Company reported a net income of $18.4 million, or $0.61 per share on a diluted basis, for the fourth quarter of 2010, compared to net loss of $(5.8) million, or $(0.19) per share on a diluted basis, for the fourth quarter of 2009.  The 2010 fourth quarter results reflect a $25.0 million ex-U.S. approval milestone payment for VIMOVO.

Twelve Month Results

For the fiscal year ended December 31, 2010, POZEN reported revenue of $68.5 million compared to $32.2 million for 2009.  The increase in revenue was due to receipt of $35.0 million more in milestone payments in 2010 versus 2009, and the increase in the Treximet royalty rate to 18% starting in 2010.

Operating expenses for the fiscal year ended December 31, 2010 were $46.4 million compared to $40.2 million for 2009.  The increase in operating expenses was primarily due to higher patent litigation costs.

The Company reported net income of $23.1 million, or $0.76 per share on a diluted basis for the fiscal year ended December 31, 2010 compared to a net loss of $(6.9) million, or $(0.23) per share on a diluted basis for 2009.

Balance Sheet

At December 31, 2010, cash, cash equivalents and short-term investments totaled $64.1 million compared to $46.7 million at December 31, 2009.  The Company had an accounts receivable balance of $4.0 million from GlaxoSmithKline and AstraZeneca at December 31, 2010.

Outlook

During 2011, POZEN plans to continue the late-stage clinical development of PA32540, along with its pre-commercialization activities.  Additionally, the Company will consider commencing studies with PA65020.  Given that the Treximet patent litigation remains outstanding, and the VIMOVO launch is still in its early stages, the company has elected to forgo providing annual financial guidance at this time.  We anticipate providing guidance when further clarity on these issues emerges.

Fourth Quarter Results Webcast

POZEN will host a webcast to present fourth quarter 2010 results and management’s outlook on Wednesday, March 9, 2011 at 11:00 a.m. (EST).  The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN Inc. is a progressive pharmaceutical company that is transforming how the healthcare industry addresses unmet medical needs. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years – something almost no other small pharmaceutical company has done. Funded by these two milestone/royalty streams, POZEN is now creating a portfolio of cost-effective, evidence based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI toxicity. The lead candidate, PA32540, is being investigated for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced ulcers and has entered Phase 3 clinical trials. POZEN is retaining commercial control of the pipeline assets and will develop a 21st century sales and marketing organization using a new sales force model and digital communications. The Company's common stock is traded on The NASDAQ Stock Market under the symbol "POZN". For more detailed company information, including copies of this and other press releases, please visit: www.pozen.com.

About PA

POZEN is creating a portfolio of integrated aspirin therapies – the PA product platform.  The products in the PA portfolio are intended to significantly reduce gastrointestinal (GI) ulcers and other GI complications compared to taking aspirin alone.

The first candidate is PA32540.  It is a coordinated-delivery tablet combining immediate release omeprazole, a proton pump inhibitor (PPI), layered around pH-sensitive aspirin.  This novel, patented product is administered orally once a day and will be indicated for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced ulcers.  POZEN has completed enrollment for the long-term safety study and continues enrollment on the two pivotal studies, targeting a New Drug Application (NDA) filing in 2012.

Additionally, POZEN is conducting exploratory work on integrated aspirin therapies for other pain and pain-related conditions.

About VIMOVO

VIMOVO, co-developed by POZEN Inc. and AstraZeneca, is a fixed-dose combination of delayed-release enteric-coated naproxen, a pain-relieving non-steroidal anti-inflammatory drug (NSAID), and immediate release esomeprazole, a proton pump inhibitor (PPI).  On April 30, 2010, the Company announced that the U.S. Food and Drug Administration (FDA) approved VIMOVO delayed-release tablets for the relief of the signs and symptoms of osteoarthritis (OA), rheumatoid arthritis (RA) and ankylosing spondylitis (AS), and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers.  VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to the absorption from other naproxen-containing products.  Controlled studies do not extend beyond six months.

Since FDA approval, AstraZeneca’s initial U.S. commercial efforts have been focused on building brand awareness and on developing formulary access and reimbursement, with detailing having begun in September 2010.

VIMOVO received positive agreement for approval in 23 countries across the European Union in October 2010, which was followed by marketing and pricing approval in the United Kingdom, the first major ex-U.S. territory.

For Full Prescribing Information see www.vimovo.com.

About Treximet

Treximet was approved by the U.S. Food and Drug Administration (FDA) in April 2008 for the acute treatment of migraine attacks, with or without aura, in adults. The product is formulated with POZEN’s patented technology of combining a triptan with a non-steroidal anti-inflammatory drug (NSAID) and GlaxoSmithKline’s (GSK) RT Technology™. This migraine medication contains sumatriptan, a 5-HT1 receptor agonist that mediates vasoconstriction of the human basilar artery and vasculature of human dura mater, which correlates with the relief of migraine headache. It also contains naproxen, an NSAID that inhibits the synthesis of inflammatory mediators. Therefore, sumatriptan and naproxen contribute to the relief of migraine through pharmacologically different mechanisms of action.   As a result of this dual mechanism of action, Treximet has been shown to provide superior sustained pain relief compared to placebo and to both of the single mechanism of action components.

In May 2008, POZEN officially transferred to GSK the Investigational New Drug (IND) and New Drug Application (NDA) for the product. GSK is responsible for the commercialization of Treximet in the U.S. and POZEN receives a royalty based on net sales of Treximet from GSK.  Beginning January 1, 2010, that royalty rate increased to 18 percent.

POZEN also has ex-U.S. rights to develop and market sumatriptan and naproxen combinations at other doses.

For Full Prescribing Information see www.treximet.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet® and our dependence on AstraZeneca for the sales and marketing of VIMOVO™; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended September 30, 2010. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenue:
Royalty revenue	$4,003,622	$1,136,594	$16,215,307	$4,306,645
Other licensing revenue	25,000,000	3,086,177	52,201,080	22,344,708
Development revenue	35,104	—	132,283	5,536,053
Total revenue	29,038,726	4,222,771	68,548,670	32,187,406
Operating expenses:
Selling, general and administrative	5,853,844	5,112,958	23,755,231	17,767,048
Research and development	5,561,654	5,589,073	22,650,554	22,447,833
Total operating expenses	11,415,498	10,702,031	46,405,785	40,214,881
Other Income:
Interest and other income, net	800,908	63,104	928,875	535,226
Income (loss) before income tax benefit	18,424,136	(6,416,156)	23,071,760	(7,492,249)
Income tax benefit	—	633,514	—	633,514
Net income (loss) attributable to common stockholders	$18,424,136	$(5,782,642)	$23,071,760	$(6,858,735)

Basic net income (loss) per common share	$0.62	$(0.19)	$0.77	$(0.23)

Shares used in computing basic net income (loss) per common share	29,904,274	29,825,365	29,879,624	29,813,690

Diluted net income (loss) per common share	$0.61	$(0.19)	$0.76	$(0.23)

Shares used in computing diluted net income (loss) per common share	30,249,780	29,825,365	30,246,488	29,813,690

POZEN Inc.
Balance Sheets
(Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$31,232,083	$23,278,353
Short-term investments	32,858,549	23,432,100
Accounts receivable	4,038,726	1,146,072
Prepaid expenses and other current assets	1,498,995	1,259,255
Total current assets	69,628,353	49,115,780
Equipment, net of accumulated depreciation	70,033	43,830
Total assets	$69,698,386	$49,159,610

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,972,309	$2,412,335
Accrued compensation	2,327,327	2,287,200
Accrued expenses	2,504,147	3,501,262
Deferred revenue	-	7,201,080
Total current liabilities	7,803,783	15,401,877

Long-term liabilities:
Accrued contract costs	1,266,491	-
Total liabilities	9,070,274	15,401,877

Total stockholders’ equity	60,628,112	33,757,733
Total liabilities and stockholders’ equity	$69,698,386	$49,159,610

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